Exhibit 10.1
*Printable version (PDF) avialable here

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

by

and

between

WMICC DELAWARE HOLDINGS, LLC, a Delaware limited liability company

"Seller"

and

MAGUIRE PROPERTIES, L.P., a Maryland limited partnership

"Buyer"

Dated as of

October 8, 2004

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
(Irvine, California)

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "Agreement") is made as of October 8, 2004 (the "Effective Date" by and between WMICC DELAWARE HOLDINGS, LLC, a Delaware limited liability company ("Seller"), and MAGUIRE PROPERTIES, L.P., a Maryland limited partnership ("Buyer").

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE 1

BASIC TERMS

This Article 1 sets forth certain terms of this Agreement, subject, however, to any adjustments set forth elsewhere in this Agreement.

1.1    Purchase Price: One Hundred Fifty One Million Two Hundred Thousand Dollars ($151,200,000).

1.2    Deposit: Five Million Dollars ($5,000,000.00) consisting of Two Million Dollars ($2,000,000.00) to be delivered by Buyer to Escrow Holder within two (2) business days after the execution of this Agreement ("Initial Deposit") and Three Million Dollars ($3,000,000.00) to be delivered by Buyer to Escrow Holder on or prior to one (1) business day after the Due Diligence Expiration Date ("Subsequent Deposit").

1.3    Closing Date: Thirty (30) days after the Due Diligence Expiration Date.

1.4    Due Diligence Expiration Date: 5:00 p.m. (Los Angeles Time) on the date that is fifteen (15) days after the Effective Date.

1.5    Title Approval Date: See Article 6.

1.6    Escrow Holder: Commonwealth Land Title Company.

1.7    Title Company: Commonwealth Land Title Company.

1.8    Seller’s Broker: CB Richard Ellis.

ARTICLE 2

PURCHASE AND SALE OF THE PROPERTY

Upon the terms and conditions set forth in this Agreement, Seller agree to sell, assign and convey to Buyer, and Buyer agrees to purchase and assume from Seller, the following (collectively, the "Property"):

2.1    Real Property. All of Seller’s right, title and interest in and to that certain real property located in the City of Irvine, County of Orange, State of California and more particularly described on Exhibit A (the "Land"), together with any improvements located thereon (the "Improvements") and all rights, privileges, easements and appurtenances to the Land and the Improvements, if any, and all right, title and interest of Seller in and to any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting the Land (the Land, the Improvements and all such easements and appurtenances are referred to collectively herein as the "Real Property").

2.2    Fixtures. All of Seller’s right, title and interest in all fixtures, apparatus and appliances affixed to and used in connection with the operation or occupancy of the Real Property or any of the Improvements (such as heating, air conditioning, fire alarm or suppression systems or other mechanical systems or telephone or computer wiring systems which are used to provide any utility services, refrigeration, ventilation, waste disposal or other services) now or hereafter located on or in the Real Property or any of the Improvements (excluding any computer software, except that computer software used to operate the other Personal Property shall, to the extent assignable, be included in Personal Property), and all fabricated steel, concrete skin casting embeds and other building materials and other tangible personal property relating to the future construction of "Building F," an approximately 145,270 rentable square foot five-story office building to be located on the Real Property ("Building F") (all such property described in this Paragraph 2.2 referred to as the "Personal Property"). Personal Property shall also include heating, air conditioning, ventilation, fire alarm or suppression, mechanical, waste disposal or other utility systems or equipment serving the Improvements or the Real Property regardless or whether affixed or not affixed to the Improvements or the Real Property.

2.3    Intangibles. Any and all intangible property owned by Seller and used by Seller in connection with all or any portion of the Real Property (hereinafter "Intangibles"), including, without limitation, all of Seller’s right, title and interest in, to and under the following: (a) all transferable business licenses, architectural, site landscaping or other permits applications, approvals, authorizations, and other entitlements (governmental or otherwise) affecting all or any part of the Real Property, including without limitation, all licenses, permits, approvals, authorizations and other entitlement relating to the development and construction of Building F; (b) all transferable guarantees and warranties relating to all or any portion of the Real Property, including, without limitation, all transferable guarantees and warranties relating to the Personal Property associated with the construction of Building F; (c) all books, records and files pertaining to the Property (excluding any appraisals, strategic plans for the Land, internal analyses, information regarding the marketing of the Real Property for sale, attorney work product, or attorney-client privileged documents); and (d) all plans and specifications and other architectural and engineering drawings for the existing Real Property and proposed Building F.

ARTICLE 3

PURCHASE PRICE, DEPOSIT

3.1    Purchase Price. The purchase price for the Property shall be the purchase price specified in Paragraph 1.1 (the "Purchase Price") and shall be paid by Buyer to Seller through the Escrow Holder in immediately available funds on the Closing Date, subject to the prorations and adjustments provided in this Agreement.

3.2    Deposit. Within two (2) business days after the execution of this Agreement, Buyer shall deliver to the escrow holder specified in Paragraph 1.6 (the "Escrow Holder"), in its capacity as escrow holder, immediately available funds in the amount specified as the Initial Deposit in Paragraph 1.2. If this Agreement is not terminated prior to the Due Diligence Expiration Date, then on or prior to one (1) business day after the Due Diligence Expiration Date Buyer shall deliver to Escrow Holder immediately available funds in the amount specified as the Subsequent Deposit in Paragraph 1.2. The Initial Deposit and the Subsequent Deposit are collectively referred to as the "Deposit." The Deposit shall be invested by the Escrow Holder in a separate account with Washington Mutual Bank, FA or such other investment as may be approved by Seller and Buyer in writing. The Deposit shall be held by the Escrow Holder in escrow as provided in this Agreement and shall bear interest that accrues to Buyer. Upon deposit with Escrow Holder, the Initial Deposit shall be non-refundable except as otherwise provided in this Agreement. Upon deposit with Escrow Holder the Subsequent Deposit shall be non-refundable except as otherwise provided in this Agreement. The Deposit shall be applied as a credit against the Purchase Price payable at the Closing.

ARTICLE 4

LEASEBACK

4.1    Seller Leases. Commencing as of Closing, Seller and Buyer shall enter into separate lease agreements (the "Seller Leases") by which Seller shall lease the entire Property from Buyer. The terms of each of the Seller Leases shall be as follows:

Building	Agreed Rentable Area	Term
A- 17875 Von Karman Avenue	120,560 square feet	7 years
B- 17877 Von Karman Avenue	147,520 square feet	10 years*
C- 17872 Gillette Avenue	83,370 square feet	5 years
D- 17838 Gillette Avenue	54,350 square feet	3 years**

* One half of the first floor of Building B will be leased for seven (7) years.

** Plus two (2) option terms of one (1) year each at fair market value.

Rent under each of the Seller Leases shall be $1.70 per rentable square foot per month (triple net), increasing three percent (3.0%) per year throughout the term. Each of the Seller Leases shall be in substantially the form attached hereto as Exhibit B.

4.2    Storage Lease. As of the Closing Seller and Buyer shall also enter into a storage space lease (the "Storage Space Lease") for the lease by Buyer to Seller of approximately 8,797 square feet of storage area, consisting of 7,272 square feet of existing storage area located in the subterranean area under Buildings A and B, and 1,523 square feet of existing storage area located in the subterranean area under the Parking Structure (as defined in the Seller Leases). The term of Storage Space Lease shall be ten (10) years, except that on and after the expiration of the Seller Leases for Buildings A, C and D prior to the expiration of such ten (10) year term Buyer shall have the right to terminate the Storage Space Lease for a pro rata portion of the storage space to be determined by Seller to recapture such pro rata portion of the storage space to use in connection with the lease of such Buildings. The rent payable under the Storage Space Lease shall be a flat $1.00 per square foot of the storage space leased thereunder, with no additional charges for real estate taxes or operating expenses. The storage space shall be leased in an "as-is" condition and Seller shall not be obligated to provide any services or make any improvements or repairs to the storage space.

4.3    Existing Leases. Notwithstanding the provisions of Section 4.1 above, Seller has disclosed to Buyer the existence of the following two leases with third party tenants for space in Building A: (a) a lease to the Orange County Bar Association ("OCBA") for 7425 square feet of space on the first floor of Building A for a term that expires on November 30, 2007, with no option to extend (the "OCBA Lease"), and (b) a lease to Arlotti & Associates for 1420 square feet of space on the 4th floor of Building A for a term that expires on May 31, 2006, with no option to extend (the "AA Lease"). The OCBA Lease and the AA Lease are referred to as the "Existing Leases" and the tenants thereunder are referred to as the "Existing Tenants." Prior to the Due Diligence Expiration Date, Seller shall deliver to Buyer a true and complete copy of each of the Existing Leases.

As of the Closing and at Seller’s option, either (i) Seller shall have caused the Existing Leases to be terminated and the Existing Tenants to vacate Building A, or (ii) Seller shall remain as the lessor to the Existing Leases as a direct lease between Seller and the Existing Tenants and as a sublease to the Lease for Building A , or (iii) Buyer shall assume the Seller’s interest in the Existing Leases as a direct lease between Buyer and the Existing Tenants.

If clause (ii) above is applicable to an Existing Lease, then such Existing Lease shall be considered as a sublease between Seller and the Existing Tenant, and except as provided below, Seller shall be solely responsible for the Existing Lease as a sublease under the Seller Lease for Building A and Buyer shall have no obligations or liabilities in connection with the Existing

Lease. In such case Seller shall be obligated to cause the Existing Leases to terminate and the Existing Tenants to vacate Building A on or before the expiration or earlier termination of the Seller Lease for Building A. If this paragraph is applicable, then at the Closing the Seller Lease for Building A shall be revised to include the terms and conditions of this paragraph.

If pursuant to clause (iii) above Buyer is obligated to assume Seller’s interest in an Existing Lease as of the Closing, then (I) Seller shall assign to Buyer and Buyer shall assume, all of the Seller’s rights and obligations under the Existing Lease arising on and after the Closing Date, and Seller shall deliver to Buyer any security deposit held thereunder, (II) Seller shall deliver to Buyer an estoppel certificate from the Existing Tenant in commercially reasonable form confirming such matters as customarily confirmed in an estoppel certificate, (III) the space leased under the applicable Existing Lease shall be deleted from the premises leased under the Seller Lease for Building A and the parking passes to which Seller is entitled under such Seller Lease shall be reduced by the parking passes to which the Existing Tenant is entitled under the Existing Lease, and (IV) the base rent, taxes, operating expenses, parking charges and other gross revenues payable by Seller under the Seller Lease for Building A shall be adjusted to account for the gross revenues payable by the Existing Tenant under the Existing Lease, such that in the aggregate the Seller Lease for Building A and the Existing Lease(s) assumed by Seller are revenue neutral to Buyer assuming that the Existing Leases did not exist.

Prior to the Closing the Seller Lease for Building A shall be revised as necessary to reflect the status of the Existing Leases as of the Closing as provided above.

ARTICLE 5

BUYER’S DUE DILIGENCE, AS-IS PURCHASE

5.1    Due Diligence Items. Buyer acknowledges that it has, on or before the Effective Date, received copies of each of the items listed on Exhibit C (collectively, the "Due Diligence Items"). Seller is furnishing copies of the Due Diligence Items and any other due diligence materials provided by Seller to Buyer for informational purposes only and without representation or warranty as to the accuracy or completeness of such materials, except as otherwise expressly provided herein. Except as otherwise expressly provided herein, Buyer will not rely on such documents and materials and shall conduct its own due diligence with respect to all matters concerning the Property.

5.2    Buyer’s Right to Terminate During Due Diligence Period. Buyer intends to conduct certain due diligence with respect to the Property after the execution of this Agreement. If as a result of its due diligence Buyer is dissatisfied with any aspect of the Property, except as provided in Section 6.3 for title and except as provided in Section 5.2.1 for entitlements for Building F, then Buyer may elect to terminate this Agreement by causing a written notice of such election (a "Buyer’s Termination Notice") to be delivered to Seller and to the Escrow Holder at any time prior to 5:00 p.m. (Los Angeles Time) on the date set forth in Paragraph 1.4 (the "Due Diligence Expiration Date"), in which event the following shall apply: (i) Seller shall have no obligation to sell Buyer the Property; (ii) Buyer shall deliver to Seller all of the due diligence materials received from Seller, including, without limitation, the Due Diligence Items, and, if requested by Seller, any and all due diligence materials otherwise obtained by Buyer with respect to the Property (excluding any proprietary materials, such as internal valuation or asset analyses, projections, software and other materials constituting the work product of Buyer or its agents or consultants ("Buyer’s Proprietary Materials")), without representation or warranty as to their accuracy or completeness; (iii) except as otherwise provided in this Agreement the Escrow Holder shall deliver the Initial Deposit to Seller; and (iv) this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement except as provided in Paragraphs 5.3.4 and 11.2. If Buyer fails to deliver a Buyer’s Termination Notice to Seller and to the Escrow Holder by 5:00 p.m. (Los Angeles Time) on the Due Diligence Expiration Date, but Buyer delivers the Subsequent Deposit to Escrow Holder within one (1) business day after the Due Diligence Expiration Date, then Buyer shall be deemed to have waived its right to terminate this Agreement under this Paragraph 5.2 and the Subsequent Deposit shall become nonrefundable to Buyer except as otherwise provided in this Agreement. If Buyer fails to deliver a Buyer’s Termination Notice to Seller and to the Escrow Holder by 5:00 p.m. (Los Angeles Time) on the Due Diligence Expiration Date and fails to deliver the Subsequent Deposit to Escrow Holder within one (1) business day after the Due Diligence Expiration Date, then Buyer shall be deemed to have delivered the Buyer’s Termination Notice as provided above and the provisions of clauses (i) through (iv) above shall be applicable.

5.2.1    Entitlements for Building F. The due diligence review that Buyer intends to conduct pursuant to Paragraph 5.2 above includes a review by Buyer of the status, terms and conditions of the governmental approvals for the construction of Building F, including without limitation, any and all discretionary approvals, exactions or other material conditions to the receipt of all permits and the commencement of construction of Building F. If within three (3) business days after the Effective Date Buyer notifies Seller in writing of its termination of this Agreement based on Buyer’s disapproval of the matters described in this Paragraph 5.2.1, then such termination shall be treated as a termination of the Agreement pursuant to Paragraph 5.2 above, and all terms and provisions of such Paragraph 5.2 shall be applicable to such termination, except that under clause (iii) of such Paragraph 5.2 the Initial Deposit shall be returned to Buyer instead of to Seller. If Buyer does not notify Seller in writing within the foregoing three (3) business day period of its termination of the Agreement pursuant to this Paragraph 5.2.1, then any subsequent termination of the Agreement by Buyer pursuant to Paragraph 5.2 (including without limitation for the reason of Buyer’s disapproval of the matters described in this Paragraph 5.2.1) shall be treated as a termination pursuant to such Paragraph 5.2 and the terms of this Paragraph 5.2.1 shall be inapplicable.

5.3    Access. Subject to the terms and conditions set forth in this Paragraph 5.3, commencing on the Effective Date and continuing until 5:00 p.m. (Los Angeles Time) on the Due Diligence Expiration Date, Buyer and its authorized agents and representatives may enter upon the Land and the Improvements for the purpose of conducting Buyer’s due diligence with respect to its purchase of the Property. As used in this Agreement, "Normal Business Hours" means the hours between 9:00 a.m. and 5:00 p.m. (Los Angeles Time) on all days other than Saturday, Sunday and legal holidays.

5.3.1    Conditions to Entry. Neither Buyer nor its agents and representatives may enter upon the Land and/or the Improvements for the purpose of inspecting or testing any portion thereof or for any other reason without having given Seller notice of its intention to enter the Land and/or the Improvements at least one (1) business day before such entry and receiving Seller’s specific approval of such entry. Seller may impose reasonable conditions and restrictions on Buyer’s right to enter the Land and the Improvements under this Agreement and Buyer agrees to comply with any such conditions and restrictions in exercising its rights hereunder. Without limiting the foregoing, Seller may restrict the timing of Buyer’s access to periods outside of Normal Business Hours and may require that an employee or representative of Seller accompany Buyer and its agents and representatives during any such entry. In no event may Buyer or its representatives disrupt or disturb the ongoing operation of the Property, contact any occupants or drill or bore on or through the surface of the Land or conduct any other invasive physical testing of the Property without first obtaining Seller’s written consent thereto. After making any tests and inspections, Buyer shall promptly restore the Property to its condition prior to such tests and inspections (which obligation shall survive the Closing (as defined below) or any termination of this Agreement). Subject to the limitations set forth herein, Buyer shall have the right to perform and conduct such examinations and investigations as Buyer may desire, including without limitation, examination of all structural and mechanical aspects of the Property, review of documentation, income and expenses, records of repairs and capital improvements, conducting tests to determine the presence or absence of hazardous substances, determining the compliance of the Property with applicable laws and regulations and the extent to which additional improvements, including Building F, may be constructed on the Real Property. Seller shall make available at the Property for Buyer’s review Seller’s books and records relating to the Property (excluding privileged and proprietary books and records).

5.3.2    Insurance. Before entering the Land and/or the Improvements, Buyer shall obtain and maintain, and shall cause each of its contractors and agents to maintain (and shall deliver to Seller evidence thereof), at Buyer’s sole cost and expense, general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Three Million Dollars ($3,000,000) combined single limit for personal injury and property damage per occurrence, such policies to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Buyer or its representatives in connection with such inspections and tests.

5.3.3    Deliveries to Seller. If requested by Seller, Buyer shall promptly deliver to Seller copies of all reports, studies and results of tests and investigations obtained or conducted by Buyer with respect to the Property, excluding Buyer’s Proprietary Materials (without representation or warranty as to their accuracy or completeness).

5.3.4    Indemnification. Buyer shall keep the Property free from all liens and indemnify, defend and hold harmless Seller and Seller’s officers, directors, shareholders, beneficiaries, members, partners, agents, employees and attorneys, and their respective successors and assigns, from and against all claims, actions, losses, liabilities, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred, suffered by, or claimed against Seller by reason of any damage to the Property or injury to persons caused by

Buyer and/or its agents, employees or contractors arising out of or in any way connected with their entry upon the Property and/or the performance of any inspections, tests or other due diligence related thereto. This indemnity shall survive the Closing or any termination of this Agreement.

5.4    Buyer’s Investigations. Buyer represents, warrants and agrees that Buyer, either independently or through agents, representatives or consultants selected by it, will conduct all inspections, investigations, tests, analyses and evaluations of the Property as Buyer deems necessary or otherwise appropriate.

5.5    AS-IS. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN "AS IS WITH ALL FAULTS" BASIS AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN PARAGRAPH 7.1, BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS OR BROKER AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the Improvements and within each tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Real Property, (iv) the development potential of the Real Property, and the Real Property’s use, habitability, merchantability, or fitness, or the suitability, value or adequacy of the Real Property for any particular purpose, (v) the zoning or other legal status of the Real Property or any other public or private restrictions on use of the Real Property, (vi) the compliance of the Real Property with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity (including, without limitation, the Americans with Disabilities Act), (vii) the presence of "Hazardous Materials" (as defined below) on, under or about the Real Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any Improvements, (ix) the condition of title to the Property, (x) any agreements affecting the Property and (xi) the economics of the operation of the Property. For purposes of this Agreement, "Hazardous Materials" shall mean, at any time, (a) any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Laws or any occupational safety and health laws as a "hazardous substance," "hazardous contaminants," "hazardous constituents," "hazardous material," "hazardous waste," "infectious waste," "toxic substance," "toxic pollutant," "toxic emission," "air contaminant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, toxicity, reproductive toxicity, or "EP toxicity," (b) any oil, gas and other petroleum hydrocarbons or any products, by-products or fractions thereof (including, without limitation, gasoline, diesel fuel, and solvents), (c) PCBs, (d) urea formaldehyde, (e) mold, mildew and similar substances; (f) any substance potentially injurious to the public health, safety or welfare, the environment or the Property, (g) asbestos, lead, cadmium, mercury and other heavy metals, cyanide, pesticides, chlorinated hydrocarbons, and

(h) any substance which is a basis for liability to any governmental authority or third party under any applicable statute, regulation or common law theory. As used herein, "Environmental Laws" means collectively, all present and future laws (whether common law, statute, rule, regulation, ordinance or otherwise), the requirements of governmental authorities and any permits and guidance issued pursuant thereto relating to Hazardous Materials, human health or the environment, as heretofore or hereafter amended, and in any regulations promulgated pursuant thereto.

5.7    Natural Hazards Disclosure. Without limiting Paragraph 5.5, Seller and Buyer acknowledge that the "Disclosure Statutes" (as defined below) provide that a seller of real property must make certain disclosures regarding certain natural hazards potentially affecting the property, as more particularly provided therein. As used in this Agreement, "Disclosure Statutes" means, collectively, California Government Code Sections 8589.3, 8589.4 and 51183.5, California Public Resources Code Sections 2621.9, 2694 and 4136 and any other California statutes that require Seller to make disclosures concerning the Property. Seller has ordered a Natural Hazard Disclosure Report for the Real Property (the "Report") from the Escrow Holder and shall deliver the Report to Buyer promptly upon Seller’s receipt thereof, and in no event later than ten (10) days prior to the Due Diligence Expiration Date. Buyer hereby agrees as follows with respect to the Disclosure Statutes and the Report:

5.7.1    The delivery of the Report to Buyer as provided above shall be deemed to satisfy all obligations and requirements of Seller under the Disclosure Statutes.

5.7.2    Seller shall not be liable for any error or inaccuracy in, or omission from, the information in the Report.

5.7.3    The Report is being provided by Seller for purposes of complying with the Disclosure Statutes and shall not be deemed to constitute a representation or warranty by Seller as to the presence or absence in, at or around of the Property of the conditions that are the subject of the Disclosure Statutes.

5.7.4    The Report is for Seller and Buyer only and is not for the benefit of, or be used for any purpose by, any other party, including, without limitation, insurance companies, lenders or governmental agencies.

5.8    Release. Without limiting Paragraphs 5.5 or 5.6, Buyer, on behalf of itself and its successors and assigns, waives its right to recover from, and forever releases and discharges Seller and Seller’s affiliates, including their parent companies, and the partners, trustees, shareholders, directors, officers, members, managers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Property including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto. With respect to the waiver and release set forth herein relating to unknown

5.9    and unsuspected claims, Buyer hereby acknowledges that such waiver and release is being made after obtaining the advice of counsel and with full knowledge and understanding of the consequences and effects of such waiver, and that such waiver is made with the full knowledge, understanding and agreement that California Civil Code Section 1542 provides as follows, and that the protections afforded by said code section are hereby waived:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

BUYER'S INITIALS: ___RIG____

The foregoing waiver and release shall be deemed to be restated and made again as of the Closing. The foregoing waiver and release shall not be applicable to any of Seller’s representations, warranties or other obligations under this Agreement, nor to the Seller Leases.

ARTICLE 6

TITLE

6.1    Title Commitment. Seller has delivered a title commitment, issued by the Title Company specified in Paragraph 1.7 (the "Title Company"), pertaining to the Real Property on the standard form issued in the State of California (the "Title Commitment"). The Title Commitment is attached hereto as Exhibit D. Buyer acknowledges that, prior to the Effective Date, it received copies of all documents relating to the title exceptions referred to in the Title Commitment.

6.2    Title and Survey Examination. Buyer may, at Buyer’s sole cost and expense (i) examine the Title Commitment and exception documents, and (ii) examine the Survey (as defined on Exhibit C). Except to the extent Buyer gives Seller written notice pursuant to Section 6.3 below of objections to any matters shown on the Title Commitment and/or the Survey, all such matters shall be deemed Permitted Exceptions (defined in Section 6.5 below).

6.3    Buyer’s Notice of Objections. No later than three (3) business days after the Effective Date (the "Title Approval Date"), Buyer may give written notice to Seller that, as a result of Buyer’s examination of the Title Commitment and/or the Survey, any of such matters are disapproved by Buyer ("Title Defects"). Such notice shall describe in reasonable detail each matter disapproved and the reason for its disapproval. If Buyer fails to give such notice of disapproval with respect to any such matter relating to the Property on or prior to the date specified in the first sentence of this Paragraph 6.3, such failure shall be conclusively deemed to be full and complete approval of all such matters and a satisfaction of this condition.

6.4    Seller’s Right to Cure. If Buyer gives written notice of disapproval to Seller pursuant to Paragraph 6.3, Seller shall have the right, but not the obligation, to remedy any Title Defects, by causing them to be removed or corrected, or by committing to have them removed or corrected before the Closing Date, on or before three (3) business days after Seller’s receipt of Buyer’s notice. If Seller shall so remedy such Title Defects, this Agreement shall remain in full force and effect. If (i) Seller notifies Buyer in writing at any time prior to three (3) business days after Seller’s receipt of Buyer’s notice that Seller is electing not to remedy such Title Defects or (ii) Seller fails to remedy such Title Defects on or before five (5) days prior to the Closing Date, Buyer shall, no later than three (3) days before the Closing Date, either (x) terminate this Agreement, in which event the following shall apply: (i) Seller shall have no obligation to sell Buyer the Property; (ii) Buyer shall deliver to Seller all of the due diligence materials received from Seller, including, without limitation, the Due Diligence Items, and, if requested by Seller, any and all due diligence materials otherwise obtained by Buyer with respect to the Property (excluding Buyer’s Proprietary Materials), without representation or warranty as to their accuracy or completeness; (iii) the Escrow Holder shall return the Initial Deposit and Subsequent Deposit (if previously delivered) to Buyer; and (iv) this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement except as provided in Paragraphs 5.3.4 and 11.2; or (y) waive such Title Defects and proceed to Closing without any abatement or reduction in the Purchase Price on account of such Title Defects. If Buyer does not give such notice by the date three (3) days before the Closing Date, Buyer shall be deemed to have elected (y). Nothing contained in this Agreement or otherwise shall require Seller to render its title marketable or to remove or correct any exception or matter disapproved by Buyer or to spend any money or incur any expense in order to do so.

6.5    Conditions of Title. At the Closing, Seller shall convey to Buyer, and Buyer shall accept from Seller, title to the Real Property subject to the following matters (collectively, the "Permitted Exceptions"):

6.5.1    Taxes. Liens for non-delinquent real property taxes and assessments.

6.5.2    Laws and Regulations. All applicable laws, ordinances and regulations, including, without limitation, those relating to zoning or land use.

6.5.3    Inspection and Survey Matters. Any matters or state of facts that would be disclosed by an inspection or accurate survey of the Real Property as of the date of the Title Commitment.

6.5.4    Matters Created by Buyer. Any matters or interests created or otherwise caused by Buyer or its agents and representatives.

6.5.5    Covenants, Restrictions and Easements. All covenants, conditions, restrictions, easements and agreements affecting the Real Property that are of record as of the date of the Title Commitment.

6.5.6    Standard Exceptions. All matters disclosed by the Title Commitment, including, but not limited to, the printed standard exceptions listed in the Title Commitment.

Notwithstanding the foregoing, the Permitted Exceptions shall not include, and Seller shall be obligated to release or remove (i) any mortgages or other monetary encumbrances, (ii) any encumbrances which Seller creates after the date of the Title Commitment, and (iii) mechanics and materialman’s liens (unless due to the activities of Buyer, its employees, contractors or agents).

6.6    Subsequent Title Objections. In the event any title exception(s) other than the Permitted Exceptions should become known to either Buyer or Seller after the "Title Approval Date" specified in Paragraph 6.3 hereof, that party shall promptly notify the other. Within five (5) business days of such notice, Buyer shall give written notice to Seller of Buyer’s disapproval of such exception(s). Buyer’s failure to give any such notice by the time required under the previous sentence shall constitute Buyer’s unconditional approval of such title matters. No less than five (5) business days after Seller’s receipt of any such notice of disapproval from Buyer, Seller shall notify Buyer in writing of any disapproved title exception(s) that Seller is unable or unwilling to cause to be removed or insured against prior to or at Closing and, with respect to such exceptions, Buyer shall then elect, by giving written notice to Seller and Escrow Holder within three (3) business days thereafter, either (i) to terminate this Agreement, or (ii) to waive its disapproval of such exception(s), in which case such exception(s) shall then be deemed to be Permitted Exceptions. Buyer’s failure to give such notice shall be deemed an election to waive the disapproval of any such exception(s). If Buyer elects to terminate this Agreement as permitted by this Paragraph 6.6, then: (i) Seller shall have no obligation to sell the Property to Buyer; (ii) Buyer shall deliver to Seller all of the due diligence materials received from Seller, including, without limitation, the Due Diligence Items, and, if requested by Seller, any and all due diligence materials otherwise obtained by Buyer with respect to the Property, excluding Buyer’s Proprietary Materials (without representation or warranty as to accuracy or completeness); (iii) upon Seller’s receipt of the materials described in clause (ii), Seller shall instruct the Escrow Holder to return to Buyer the Deposit (or such portion thereof as has been previously delivered by Buyer to Escrow Holder); and (iv) this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement except as provided in Paragraphs 5.3.4 and 11.2. The Closing Date shall be automatically extended as necessary to accommodate the title objection process contemplated by this Paragraph 6.6.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1    Representations and Warranties of Seller. Seller represents and warrants to Buyer that the following matters are true and correct as of the execution of this Agreement and, subject to Paragraph 7.3, will also be true and correct as of the Closing:

7.1.1    Good Standing. Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and qualified to do business in the State of California.

7.1.2    Authorization and Validity. This Agreement is, and all the documents executed by Seller that are to be delivered to Buyer at the Closing will be, duly authorized, executed, and delivered by Seller, and is and will be legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), and does not and will not violate any provisions of any agreement or judicial or governmental order to which Seller is a party or to which it is subject. No further consent of any member, partner, shareholder, creditor, investor, judicial or administrative body, governmental authority or other party is required.

7.1.3    No Bankruptcy Proceedings. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, or (iv) suffered the attachment or other judicial seizure of all or substantially all of Seller’s assets.

7.1.4    Non-Foreign Person. Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), and any related regulations.

7.1.5    Leases. Except for the Seller Leases and the Existing Leases, there are no leases or other agreements or instruments that grant to any person or entity any right, title, interest or benefit in and to all or any part of the Land and/or the Improvements or any rights relating to the use, operation, management, maintenance or repair of all or any part of the Property that will survive the Closing (except those non-occupancy agreements for which Seller shall remain responsible and which shall not be enforceable against Buyer or the Property), except the Permitted Exceptions or those that have been approved in writing by Buyer prior to the Due Diligence Expiration Date.

7.1.6    Contracts. There are no service contracts, maintenance contracts, management contracts, parking contracts or, other than the Permitted Exception, any other agreements relating to the Real Property that will be assigned to Buyer at Closing or that will bind the Property or Buyer after the Closing (except those for which Seller shall remain responsible and which shall not be enforceable against Buyer or the Property).

7.1.7    No Litigation. To Seller’s knowledge, except as set forth on Exhibit E attached hereto, Seller has not received written notice of any pending or threatened condemnation, litigation or other court proceeding against or relating to the Property, or against Seller which would (i) result in a judgment or other lien filed against the Real Property, (ii) otherwise affect the use or occupancy of the Real Property or the development of Building F, or

(iii) materially and adversely affect the ability of Seller to perform its obligations under this Agreement.

7.1.8    Compliance with Laws. To Seller’s knowledge, except as set forth on Exhibit E attached hereto, Seller has not received written notice alleging any violations of federal, state or local law, municipal or county ordinances, or other legal requirements against or relating to the Property, or against Seller, which have not heretofore been corrected.

7.1.9    Building F. Seller owns the Personal Property listed on the personal property inventory delivered to Buyer relating to the construction of Building F free of any mechanics and materialmen’s liens or other claims or encumbrances.

7.1.10    No Condemnation. To Seller’s knowledge, Seller has received no written notice from a municipality of any pending or threatened taking of the Property by condemnation or eminent domain, except for the designation of the Ultimate Right of Way Line per the City of Irvine Master Plan noted on the Survey.

7.2    Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the Closing:

7.2.1    Good Standing. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Maryland.

7.2.2    No Further Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Buyer in connection with the entering into of this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated by this Agreement. No further consent of any partner, shareholder, creditor, investor, judicial or administrative body, governmental authority or other party is required.

7.2.3    Authorization and Validity. This Agreement is, and all the documents executed by Buyer which are to be delivered to Seller at the Closing will be, duly authorized, executed, and delivered by Buyer, and is and will be legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), and does not and will not violate any provisions of any agreement to which Buyer is a party or to which it is subject.

7.2.4    No Bankruptcy Proceedings. Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Buyer’s assets, or (iv) suffered the attachment or other judicial seizure of all or substantially all of Buyer’s assets.

7.3    General Provisions.

7.3.1    Definition of "Seller’s Knowledge". All references in this Agreement to the phrase "Seller’s Knowledge" or words of similar import shall refer only to the actual knowledge of Craig T. Peoples, Debra S. Coates and Barbara Blair (the "Designated Employees") and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller or any affiliate thereof or to impose or have imposed upon the Designated Employees any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Employees. There shall be no personal liability on the part of the Designated Employees arising out of any representations or warranties made herein.

7.3.2    Update of Seller’s Representations and Warranties. Seller’s representations and warranties in Paragraph 7.1 shall be deemed to have been remade at and as of the Closing Date with the same force and effect as if first made on and as of such date, provided that from time to time after the Effective Date through the Closing, Seller may deliver schedules or other documents that update or otherwise modify Seller’s representations and warranties in this Agreement or any of the Exhibits attached to this Agreement to reflect matters, if any, that arise after the Effective Date. If such update occurs prior to the Due Diligence Expiration Date, then Buyer’s termination of the Agreement pursuant to Paragraph 5.2 shall constitute Buyer’s disapproval of such new matter(s). If such update occurs after the Due Diligence Expiration Date and is of a material nature (i. e, materially adversely affects Buyer’s ability to close Escrow or otherwise enjoy the benefits of this Agreement or has a cost or impact on value of $100,000 or more), Buyer shall give written notice to Seller of Buyer’s disapproval of such new matter(s) within five (5) business days of such update. Buyer’s failure to give any such notice by the time required under the previous sentence shall constitute Buyer’s unconditional approval of the matter(s). No less than five (5) business days after Seller’s receipt of any such notice of disapproval from Buyer after the Due Diligence Expiration Date, Seller shall notify Buyer in writing of any matter(s) that Seller is unable or unwilling to cause to be cured, removed, or insured against prior to or at Closing and, with respect to such matter(s), Buyer shall then elect, by giving written notice to Seller and Escrow Holder within three (3) business days thereafter, either (i) to terminate this Agreement, or (ii) to waive its disapproval of such matter(s), in which case Seller’s representations and warranties in Paragraphs 7.1.5, 7.1.6, 7.1.7, 7.1.8, 7.1.9 and 7.1.10 shall be deemed to have been remade with the changes, if any, set forth in such updated schedules or other documents. Buyer’s failure to give such notice with respect to an update after the Due Diligence Expiration Date shall be deemed an election to waive the disapproval of any such matter(s). If Buyer elects to terminate this Agreement as permitted by this Paragraph 7.3.2 (including a termination pursuant to Paragraph 5.2 prior to the Due Diligence Expiration Date), then: (i) Seller shall have no obligation to sell the Property to Buyer; (ii) Buyer shall deliver to Seller all of the due diligence materials received from Seller, including, without limitation, the Due Diligence Items, and, if requested by Seller, any and all due diligence materials otherwise obtained by Buyer with respect to the Property, except for Buyer’s Proprietary Materials (without representation or warranty as to their accuracy or completeness); (iii) upon Seller’s receipt of the materials described in clause (ii), Seller shall instruct the Escrow Holder to return to Buyer the Deposit (or such portion thereof as has been delivered by Buyer) and the Deposit shall be returned by Escrow Holder to Buyer (and not Seller) notwithstanding any contrary provision of Paragraph 5.2; and (iv) this Agreement shall

7.3.3    terminate and neither party shall have any further rights or obligations under this Agreement except as provided in Paragraphs 5.3.4 and 11.2. The Closing Date shall be automatically extended as necessary to accommodate the notice and approval process contemplated by this Paragraph 7.3.2.

7.3.4    Notice of Breach by Seller and Seller’s Right to Cure; Survival; Limitation on Seller’s Liability. If, prior to the Closing, Buyer obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof with five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed sixty (60) days) for the purpose of such cure. If Seller is unable to so cure any misrepresentation or breach, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (i) to waive such misrepresentations or breaches of warranties and consummate the transaction contemplated by this Agreement without any reduction of or credit against the Purchase Price, or (ii) to terminate this Agreement by written notice given to Seller prior to or on the Closing Date, in which event: (a) Seller shall have no obligation to sell the Property to Buyer; (b) Buyer shall deliver to Seller all of the due diligence materials received from Seller, including, without limitation, the Due Diligence Items, and, if requested by Seller, any and all due diligence materials otherwise obtained by Buyer with respect to the Property other than Buyer’s Proprietary Materials (without representation or warranty as to their accuracy or completeness); (c) upon Seller’s receipt of the materials described in clause (b), Seller shall instruct the Escrow Holder to return to Buyer the Deposit (or such portion thereof as has been delivered by Buyer if the termination is prior to the Due Diligence Expiration Date); and (d) this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement except as provided in Paragraphs 5.3.4 and 11.2. If any such representation or warranty is untrue, inaccurate or incorrect but is not untrue, inaccurate or incorrect in any material respect, as reasonably determined by Buyer, Buyer shall be deemed to waive such misrepresentation or breach or warranty, and Buyer shall be required to consummate the transaction contemplated by this Agreement without any reduction of or credit against the Purchase Price. Notwithstanding anything in this Agreement to the contrary, (i) if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Buyer may incur, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if (A) Buyer knew that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (B) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than One Hundred Thousand Dollars ($100,000); and (ii) in no event shall Seller’s liability for a breach of one or more of the representations and warranties under this Agreement, including all attorneys’ fees and costs related thereto, exceed, in the aggregate, Two Million Dollars ($2,000,000). The representations and warranties made by Seller in Paragraph 7.1 shall survive the Closing and not be merged therein for a period of one

(1) year and Seller shall only be liable to Buyer hereunder for a breach of a representation and warranty made herein or in any of the documents executed by Seller at the Closing. Buyer hereby expressly waives any right it would otherwise have to rescind this Agreement.

ARTICLE 8

CONDITIONS TO CLOSING

8.1    Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the purchase and sale transaction contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions (the "Buyer’s Conditions Precedent"):

8.1.1    Title Policy. The Title Company shall have committed to issue, at the Closing, a CLTA owner’s policy of title insurance on the standard form issued in the State of California, insuring Buyer’s interest in the Real Property with liability in the amount of the Purchase Price, subject only to the Permitted Exceptions (the "Title Policy"). Provided the Closing is not delayed and without extending the expiration of the due diligence period, at Buyer’s written request to Escrow Holder and Title Company with a copy to Seller, the Title Policy shall include reinsurance of a portion of the coverage by First American Title Company or another title company selected by Buyer and reasonably approved by Seller. Seller shall not be responsible for any increase in the aggregate CLTA premium arising from such reinsurance, but Buyer shall be responsible for any additional title search or other administrative charges, if any, imposed by the reinsurer. Buyer may request that the Title Policy be an extended coverage ALTA policy of title insurance and/or may request that the Title Company provide one or more endorsements to the Title Policy, provided that (i) the ALTA extended coverage and all such endorsements shall be provided at no cost or expense to Seller, (ii) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such ALTA extended coverage and endorsements and, if Buyer is unable to obtain such ALTA extended coverage and endorsements, Buyer shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without any reduction in the Purchase Price, and (iii) the Closing shall not be delayed as a result of Buyer’s requests.

8.1.2    No Breaches. Seller shall not have materially breached any of Seller’s representations or warranties set forth in this Agreement, as of the Closing. Seller shall have performed, observed, and complied with in all material respects all covenants and agreements required by this Agreement to be performed by Seller at or prior to the Closing.

8.1.3    Seller Deliveries. Seller shall have delivered to the Escrow Holder the items described in Paragraph 9.3.

The conditions set forth in this Paragraph 8.1 are solely for the benefit of Buyer and may be waived only by Buyer.

8.2    Conditions to Seller’s Obligations. Seller’s obligation to consummate the purchase and sale transaction contemplated by this Agreement is subject to the satisfaction of the following conditions (the "Seller’s Conditions Precedent"):

8.2.1    No Breaches. Buyer shall not have materially breached any of Buyer’s representations or warranties set forth in this Agreement, as of the Closing. Buyer shall have performed, observed, and complied with in all material respects all covenants and agreements required by this Agreement to be performed by Buyer at or prior to the Closing.

8.2.2    Buyer Deliveries. Buyer shall have delivered to Escrow Holder the items described in Paragraph 9.4.

The conditions set forth in this Paragraph 8.2 are solely for the benefit of Seller and may be waived only by Seller.

ARTICLE 9

ESCROW AND CLOSING

9.1    Opening of Escrow. Buyer and Seller have selected the Escrow Holder to act as escrow holder with respect to the transaction contemplated by this Agreement. Within two (2) days after execution of this Agreement, Buyer and Seller each shall deposit a duplicate original of this Agreement executed by such party (or either of them shall deposit a duplicate original executed by both Buyer and Seller) with Escrow Holder. This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Holder by written agreement, shall constitute the escrow instructions with respect to the escrow for the transaction contemplated by this Agreement (the "Escrow"). If any requirements relating to the duties or obligations of Escrow Holder hereunder are not acceptable to Escrow Holder, or if Escrow Holder requires additional instructions, the parties agree to make such deletions, substitutions and additions hereto as counsel for Buyer and Seller shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless otherwise expressly agreed to by Seller and Buyer.

9.2    Closing Date. Subject to any rights of either party to extend the closing as expressly provided in this Agreement, the purchase and sale transaction contemplated by this Agreement shall close on the date specified in Paragraph 1.3 of this Agreement (the "Closing Date"). For purposes of this Agreement, the "Closing" shall be deemed to occur as of the date and time that the Deed (as defined in Paragraph 9.3.1) is recorded in the Official Records of the County in which the Land is located (the "Official Records").

9.3    Seller’s Deliveries to Escrow. At least one (1) business day prior to the Closing Date, Seller shall deliver or cause the following items to be delivered to Escrow Holder:

9.3.1    Deed. One (1) original Grant Deed in the form of Exhibit F-1 executed by Seller and acknowledged by a notary (the "Deed").

9.3.2    Bill of Sale. Two (2) originals of a Bill of Sale in the form of Exhibit F-2 executed by Seller (the "Bill of Sale").

9.3.3    Assignment of Intangibles. Two (2) originals of an Assignment of Intangibles in the form of Exhibit G executed by Seller (the "Assignment of Intangibles").

9.3.4    Seller Leases. Two (2) originals of each of the Seller Leases.

9.3.5    Certificate of Non-Foreign Status. One (1) original affidavit in the form of Exhibit H executed by Seller (the "Certificate of Non-Foreign Status") and one (1) original California Form 593W.

9.3.6    Other Documents. Any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement.

9.4    Buyer’s Deliveries to Escrow. At least one (1) business day prior to the Closing Date, Buyer shall deliver or cause the following items to be delivered to Escrow Holder:

9.4.1    Funds. The Purchase Price, less the total amount of the Deposit held by Escrow Holder in accordance with Paragraph 3.2, together with such other sums as Escrow Holder shall require to pay Buyer’s share of the closing costs, prorations, reimbursements and adjustments as set forth in Article 10, in immediately available funds.

9.4.2    Assignment of Intangibles. Two (2) originals of the Assignment of Intangibles.

9.4.3    Seller Leases. Two (2) originals of each of the Seller Leases.

9.4.4    Other Documents. Any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement.

9.5    Disbursements and Other Actions by Escrow Holder. Upon the Closing, Escrow Holder shall promptly undertake all of the following:

9.5.1    Calculation and Disbursement. Disburse all funds deposited with Escrow Holder by Buyer as follows:

(a)    Deduct all items chargeable to the account of Seller pursuant to Article 10.

(b)    Disburse the balance of the Purchase Price and any additional amounts owed to Seller under this Agreement to Seller promptly upon the Closing by wire transfer in accordance with instructions received from Seller.

(c)    Disburse the remaining balance of the funds, if any, to Buyer promptly upon the Closing.

9.5.2    Recordation of Deed. Cause the Deed and any other documents which the parties hereto may mutually direct to be recorded in the Official Records and obtain conformed copies thereof for distribution to Buyer and Seller.

9.5.3    Deliveries to Seller. Deliver to Seller: one (1) original of the Bill of Sale; one (1) original of the Assignment of Intangibles; one (1) original of each of the Seller Leases; and a conformed copy of the recorded Deed.

9.5.4    Deliveries to Buyer. Deliver to Buyer: one (1) original of the Bill of Sale; one (1) original of the Assignment of Intangibles; one (1) original of each of the Seller Leases; one (1) original Certificate of Non-Foreign Status; one (1) original California Form 593W; and a conformed copy of the recorded Deed.

9.5.5    Title Policy. Direct the Title Company to issue the Title Policy to Buyer.

9.6    Deliveries By Seller to Buyer Upon Closing. Seller shall deliver possession of the Property (including keys and combinations to locks) and originals of all Due Diligence Items in Seller’s possession to Buyer upon the Closing.

9.7    Real Estate Reporting Person. Escrow Holder is designated the "real estate reporting person" for purposes of section 6045 of title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Holder shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Holder shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

ARTICLE 10

ADJUSTMENTS AND PRORATIONS

10.1    Prorations. There shall be no prorations of taxes, utilities or other costs, as all of those items shall continue to be paid by Seller after Closing in its capacity as tenant under the Seller leases.

10.2    Closing Costs. Seller shall pay (i) the premium for the Title Policy (excluding the costs of any endorsements and, if Buyer requests an ALTA policy, the portion of the premium attributable to the "extended coverage" provided by the ALTA policy), (ii) one-half of the documentary transfer tax imposed in connection with the sale of the Property; and (iii) one-half of the fees and costs imposed by Escrow Holder. Buyer shall pay (i) all costs and expenses incurred in connection with obtaining any financing for the purchase of the Property including title, escrow, documentation and appraisal costs relating thereto, (ii) the premium attributable to any endorsements to the Title Policy and, if Buyer requests an ALTA policy, the portion of the premium attributable to the "extended coverage" provided by the ALTA policy, (iii) one-half of the documentary transfer tax imposed in connection with the sale of the Property, (iv) all recording fees, and (v) the cost of any survey commissioned by or on behalf of Buyer, (vi) one-half of the fees and costs of Escrow Holder.

10.3    Cancellation Fees. Unless otherwise specified herein, if the sale of the Property contemplated hereunder does not occur because of a failure of a Buyer’s Condition Precedent (that does not constitute a default on the part of Seller) or a default on the part of Buyer, all escrow cancellation and title cancellation fees shall be paid by Buyer, and if the sale of the Property does not occur because of a failure of a Seller’s Condition Precedent (that does not constitute a default on the part of Buyer) or a default on the part of Seller, all escrow cancellation and title cancellation fees shall be paid by Seller. If the sale of the Property does not occur because of a termination of this Agreement pursuant to Article XIII, then Buyer and Seller shall evenly split all escrow cancellation and title cancellation charges.

10.4    Insurance Not Prorated. There will be no proration of insurance premiums under Seller’s existing policies of insurance relating to the Property. None of Seller’s insurance policies (or any proceeds payable thereunder, except as expressly provided for in Article 12 below) will be assigned to Buyer at the Closing. Buyer shall be solely obligated to obtain any and all insurance that it deems necessary or desirable.

10.5    Tax Appeals. If, subsequent to the Closing, any proceeding shall result in a reduction of any assessment, tax or charge for the applicable tax year in which the Closing occurs, the amount of the savings or refund for such fiscal year, less the reasonable expenses (including reasonable fees and disbursements payable to attorneys or consultants) incurred in connection with such proceedings shall be apportioned between Seller and Buyer as of the Closing as if the reduction had been known as of that date. Neither Seller nor Buyer will withdraw, settle or compromise any reduction proceeding affecting the Property without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that the consent of Seller shall not be required for tax years occurring subsequent to the Closing, and the consent of Buyer shall not be required for tax years prior to the tax year in which the Closing occurs. The party receiving payment of the reduction shall promptly pay the other party its share of such reduction. After the Closing, Seller may institute or maintain an action or actions to protest against or review real property tax assessments against the Property for any year prior to the year in which the Closing shall occur and Buyer shall extend to Seller all reasonable and necessary cooperation in connection therewith. After the Closing, Buyer may institute or maintain and diligently pursue an action or actions to protest against or review real property tax assessments against the Property for the years subsequent to the year in which the Closing occurs and Seller shall extend to Buyer all reasonable and necessary cooperation in connection therewith. Any and all decisions, determination and settlements in connection with any action or actions with respect to taxes for the tax year in which the Closing occurs shall be made jointly by Buyer and Seller and each party shall extend to the other all reasonable and necessary cooperation in connection therewith (neither party, however, being obligated to expend any monies to fund the action(s) of the other party in connection with any protest). This provision shall survive the Closing.

ARTICLE 11

COVENANTS

11.1    Seller’s Covenants. Seller covenants with Buyer, as follows:

11.1.1    No Transfers. Until the Closing, no part of the Real Property or any interest therein, will be sold, encumbered or otherwise transferred, nor shall Seller enter into an agreement for such sale, encumbrance or transfer, in each case without Buyer’s consent, which may be withheld, delayed or conditioned in Buyer’s sole and absolute discretion.

11.1.2    Insurance. Until the Closing, Seller shall maintain the same insurance with respect to the Property that is in effect as of the Effective Date.

11.1.3    Maintenance. Until the Closing, Seller shall maintain the Property in the same manner that it is being maintained on the Effective Date; provided, however, that Seller shall have no obligation to cure any violations of any applicable laws, regulations or other requirements for the Property; provided, further, however, that Seller shall notify Buyer in writing of any such violations within three (3) business days after Seller receives written notice thereof from any governing jurisdiction.

11.2    Buyer’s Covenants. Buyer acknowledges that it is bound by that certain Confidentiality Agreement, dated as of June 28, 2004, between the Broker (as defined below) and Buyer (the "Confidentiality Agreement"). Buyer shall keep confidential the existence of the transaction contemplated by this Agreement and information contained in any materials delivered or provided for inspection by Seller and shall not disclose such information to any third parties, except that Buyer may provide such information to its lenders, consultants and attorneys in connection with Buyer’s acquisition of the Property (provided that Buyer shall instruct the aforesaid parties to maintain the confidentiality of such information). The foregoing shall not restrict Buyer from conducting customary land use, entitlement, zoning, and similar due diligence with the City of Irvine or other applicable governmental agencies. In addition, the foregoing shall not restrict Buyer from disclosures to the extent necessary to comply with federal or state securities laws or other governmental laws or regulations. If the transaction contemplated by this Agreement is not consummated for any reason, Buyer promptly shall return to Seller, and instruct its representatives, consultants and attorneys to return to Seller, all copies and originals of the Due Diligence Items and any other information and materials provided for inspection by Seller to Buyer. The provisions of this Paragraph 11.2 and the Confidentiality Agreement shall survive any termination of this Agreement. This Paragraph 11.2 shall cease to apply to Buyer upon the Closing of the transaction contemplated by this Agreement.

ARTICLE 12

BROKERS AND EXPENSES

12.1    Brokers. If the Closing occurs, Seller shall be responsible for paying the broker specified in Paragraph 1.8 of this Agreement (the "Broker") a commission pursuant to a separate agreement between Seller and the Broker. Buyer and Seller each represent(s) and warrant(s) to the other that, except as provided in the previous sentence, it has not entered into any agreement or taken any other action which would result in any brokerage commission, finder’s fee or other compensation being due or payable with respect to the transaction contemplated hereby. Buyer shall indemnify, defend, and hold Seller harmless from and against any claims, losses, damages, costs and expenses (including, but not limited to, attorneys’ fees

12.2    and costs) incurred by Seller by reason of any breach or inaccuracy of Buyer’s representations and warranties contained in this Paragraph 12.1. Seller shall indemnify, defend, and hold Buyer harmless from and against any claims, losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Buyer by reason of any breach or inaccuracy of Seller’s representations and warranties contained in this Paragraph 12.1. The provisions of this Paragraph 12.1 shall survive the Closing.

12.3    Legal and Other Fees. Except as otherwise expressly provided in this Agreement to the contrary, each party shall pay its own expenses incurred in connection with this Agreement and the transaction contemplated hereby. Without limiting the generality of the foregoing, each party shall bear the expense of its own counsel and consultants in connection with this transaction.

ARTICLE 13

RISK OF LOSS

13.1    Condemnation.

13.1.1    Right to Terminate. If, prior to the Closing, all or any significant portion (as hereinafter defined) of the Real Property is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), then (i) Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof, (ii) Buyer may elect to terminate this Agreement by giving written notice to the other no later than ten (10) days after the giving of Seller’s notice, and (iii) the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) day period shall be deemed an election not to terminate this Agreement. If Buyer elects to terminate this Agreement as permitted by this Paragraph 13.1, then: (i) Seller shall have no obligation to sell the Property to Buyer; (ii) Buyer shall deliver to Seller all of the due diligence materials received from Seller, including, without limitation, the Due Diligence Items, and, if requested by Seller, any and all due diligence materials otherwise obtained by Buyer with respect to the Property except for Buyer’s Proprietary Materials (without representation or warranty as to their accuracy or completeness); (iii) upon Seller’s receipt of the materials described in clause (ii), Seller shall instruct the Escrow Holder to return to Buyer the Deposit (or such portion thereof as has been delivered by Buyer); and (iv) this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement except as provided in Paragraphs 5.3.4 and 11.2. For purposes hereof, a "significant portion" of the Real Property shall mean such a portion as shall have a value, as reasonably determined by Seller, in excess of five percent (5%) of the Purchase Price.

13.1.2    Assignment of Proceeds. If (i) Buyer elects not to terminate this Agreement as provided in Paragraph 13.1.1 if all or any significant portion of the Real Property is taken (or is the subject of a pending taking), or (ii) a portion of the Real Property not constituting a significant portion of the Real Property is taken or becomes subject to a pending taking, by eminent domain, there shall be no abatement of the Purchase Price; provided, however, that, at the Closing, (a) Seller shall pay to Buyer the amount of any award for or other proceeds on account of such taking which have been actually paid to Seller prior to the Closing as a result of such taking less all reasonable costs and expenses, including attorneys’ fees and costs, incurred by Seller as of the Closing in obtaining payment of such award or proceeds, or (b) to the extent such award or proceeds have not been paid, Seller shall assign to Buyer at the Closing, without recourse to Seller, the rights of Seller to, and Buyer shall be entitled to receive and retain, all awards for the taking of the Property or such portion thereof.

13.1.3    Destruction or Damage. If the Real Property is damaged or destroyed prior to the Closing, Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof, in which case the provisions of either subparagraph (a) or (b) of this Paragraph 13.1.3, as applicable, shall apply:

(a)    Minor Casualty. If any such damage or destruction would cost less than Five Hundred Thousand Dollars ($500,000.00) to repair or restore, then this Agreement shall remain in full force and effect and Buyer shall acquire the Property upon the terms and conditions set forth herein. In such event, (i) Buyer shall receive a credit against the Purchase Price equal to the deductible amount applicable under Seller’s casualty policy, if applicable, less all reasonable costs and expenses, including attorneys’ fees and costs, incurred by Seller as of the Closing Date in connection with the negotiation and/or settlement of the casualty claim with the insurer (the "Realization Costs"), and (ii) Seller shall assign to Buyer, without recourse to Seller, all of Seller’s right, title and interest in and to any and all proceeds of insurance on account of such damage or destruction.

(b)    Material Casualty. If the Property is damaged or destroyed prior to the Closing and the cost of repair would equal or exceed Five Hundred Thousand Dollars ($500,000), then Buyer may elect to terminate this Agreement. Buyer shall have ten (10) days after Seller notifies Buyer that such a casualty has occurred to make such election by delivery of a written election notice to Seller (the "Election Notice") and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to deliver the Election Notice within such ten (10) day period shall be deemed an election not to terminate this Agreement. If Buyer does not elect to terminate this Agreement as set forth above, this Agreement shall remain in full force and effect, Seller shall assign to Buyer, without recourse to Seller, all of Seller’s right, title and interest in and to any and all proceeds of insurance on account of such damage or destruction, if any, and, if the casualty was an insured casualty, Buyer shall receive a credit against the Purchase Price equal to the deductible amount less the Realization Costs under Seller’s casualty insurance policies. If Buyer elects to terminate this Agreement as permitted by this Paragraph 13.1.3(b), then: (i) Seller shall have no

(c)    obligation to sell the Property to Buyer; (ii) Buyer shall deliver to Seller all of the due diligence materials received from Seller, including, without limitation, the Due Diligence Items, and, if requested by Seller, any and all due diligence materials otherwise obtained by Buyer with respect to the Property, except for Buyer’s Proprietary Materials (without representation or warranty as to their accuracy or completeness); (iii) upon Seller’s receipt of the materials described in clause (ii), Seller shall instruct the Escrow Holder to return to Buyer the Deposit (or such portion thereof as has been delivered by Buyer); and (iv) this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement except as provided in Paragraphs 5.3.4 and 11.2.

13.2    HAZARDOUS MATERIALS INDEMNITY. BUYER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER AND SELLER'S AFFILIATES, INCLUDING THEIR PARENT COMPANIES, AND THE PARTNERS, TRUSTEES, SHAREHOLDERS, DIRECTORS, OFFICERS, MEMBERS, MANAGERS, ATTORNEYS, EMPLOYEES AND AGENTS OF EACH OF THEM, AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS (COLLECTIVELY, "SELLER PARTIES"), FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES) (COLLECTIVELY, "CLAIMS") WHICH SELLER MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF THE USE, GENERATION, MANUFACTURE, STORAGE, DISPOSAL, THREATENED DISPOSAL, TRANSPORTATION OR PRESENCE (FIRST COMING INTO EXISTENCE AFTER THE CLOSING DATE) OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE PROPERTY (A) BY BUYER OR ANY OF ITS AGENTS, EMPLOYEES, CONTRACTORS OR LICENSEES, WITH RESPECT TO THE PERIOD FROM THE EFFECTIVE DATE UNTIL THE CLOSING DATE; AND (B) BY ANY PERSON OR PARTY, INCLUDING WITHOUT LIMITATION BUYER OR ANY OF ITS AGENTS, EMPLOYEES, CONTRACTORS OR LICENSEES, FROM AND AFTER THE CLOSING DATE; PROVIDED, HOWEVER, THAT THE FOREGOING INDEMNITY SHALL NOT APPLY TO ANY CLAIMS CAUSED BY ANY OF THE SELLER PARTIES OR WHICH ARE THE RESPONSIBILITY OF THE TENANT UNDER THE SELLER LEASES. BUYER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

ARTICLE 14

DEFAULTS AND REMEDIES

14.1    Notice of Default. If either party defaults in any of its obligations under this Agreement, the nondefaulting party shall give written notice of such default to the defaulting party and to the Escrow Holder. If the defaulting party fails to cure such default within ten (10) business days after its receipt of the default notice, then the nondefaulting party may elect to terminate this Agreement by delivering written notice thereof to the defaulting party within five

(5) business days after the expiration of such cure period, in which event this Agreement shall be of no further force or effect except for the those provisions which are expressly stated to survive the termination of this Agreement; provided, however, that Buyer shall not be entitled to any cure period on account of its failure to make the Initial Deposit or the Subsequent Deposit by the times required under Paragraph 3.2 or on account of its failure to deliver the Purchase Price to Escrow Holder as required under Paragraph 9.4. This Paragraph 14.1 does not apply to any alleged breach of a representation or warranty by Seller and any such alleged breach shall be governed by Paragraph 7.3.3.

14.2    Seller’s Default; Failure of Buyer’s Conditions Precedent. If the Closing fails to occur because of Seller’s default, the Buyer may elect, as its sole and exclusive remedy, to (i) terminate this Agreement as provided in Paragraph 14.1, in which event, upon Seller’s receipt of the due diligence materials provided by Seller, the Deposit shall promptly be returned to Buyer, (ii) waive the condition and proceed to close the transaction without any reduction in the Purchase Price; or (iii) pursue an action for the specific performance of this Agreement; provided, however, that Buyer may pursue such action for specific performance only if Buyer (a) deposits the full amount of the Purchase Price in escrow with the Escrow Holder and (b) waives all of Buyer’s Conditions Precedent, except for those set forth in Paragraphs 8.1.1 and 8.1.3. Under no circumstance shall Buyer have any right to seek or collect damages, whether actual, punitive, consequential or otherwise, from Seller as a result of Seller’s failure to convey the Property to Buyer, or to enforce this Agreement by specific performance or other legal, equitable or statutory action except as expressly provided above. If one or more of Buyer’s Conditions Precedent is not satisfied on the Closing Date, Buyer may (i) waive the condition and proceed to close the transaction without any reduction in the Purchase Price, or (ii) provided that Buyer is not otherwise in default of its obligations hereunder, terminate this Agreement, in which event: (a) Seller shall have no obligation to sell the Property to Buyer; (b) Buyer shall deliver to Seller all of the due diligence materials received from Seller, including, without limitation, the Due Diligence Items, and, if requested by Seller, any and all due diligence materials otherwise obtained by Buyer with respect to the Property, except the Buyer Proprietary Materials (without representation or warranty as to their accuracy or completeness); (c) upon Seller’s receipt of the materials described in clause (b), Seller shall instruct the Escrow Holder to return the Deposit to Buyer; and (d) this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement except as provided in Paragraphs 5.3.4 and 11.2, which shall survive the termination of this Agreement.

14.3    BUYER’S DEFAULT. IF BUYER FAILS TO CLOSE THE PURCHASE OF THE PROPERTY FOR ANY REASON OTHER THAN SELLER’S DEFAULT OR, SO LONG AS BUYER IS NOT OTHERWISE IN DEFAULT, A FAILURE OF A BUYER’S CONDITION PRECEDENT, THE DEPOSIT SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN BECAUSE OF THE NATURE OF THE PROPERTY AND THAT THE AMOUNT OF THE DEPOSIT DELIVERED BY BUYER REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY

14.4    WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS PARAGRAPH 14.3, SELLER AND BUYER AGREE THAT THIS LIQUIDATED DAMAGES PROVISION IS NOT INTENDED AND SHOULD NOT BE DEEMED OR CONSTRUED TO LIMIT IN ANY WAY BUYER’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT.

SELLER’S INITIALS: KAW/DJJ    BUYER’S INITIALS:     RIG

ARTICLE 15

MISCELLANEOUS

15.1    No Assignment by Buyer. Buyer may not assign this Agreement or its rights hereunder without Seller’s prior written consent, which may be granted or withheld in Seller’s sole and absolute discretion, and any such assignment made without Seller’s prior written consent shall be null and void; provided, however, that Seller’s consent shall not be required for an assignment of this Agreement by Buyer after the Due Diligence Expiration Date to an affiliate or subsidiary of Buyer that is majority owned and controlled by Maguire Properties, Inc., so long as such affiliate or subsidiary shall have assumed and agreed to perform the obligations of Buyer under this Agreement (without releasing the original Buyer), including the representations and warranties of the Buyer hereunder. If Seller consent to an assignment, the assignment will not be effective against Seller until Buyer delivers to Seller a fully executed copy of the assignment instrument, which instrument must be satisfactory to Seller in both form and substance and pursuant to which the assignee assumes and agrees to perform for the benefit of Seller the obligations of Buyer under this Agreement, and pursuant to which the assignee makes the warranties and representations required of Buyer under this Agreement and such other representations and warranties as Seller may reasonably require.

15.2    Entire Agreement. This Agreement is the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between the parties with respect to the matters contained in this Agreement. Any waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be set forth in writing and duly executed by or in behalf of the party to be bound thereby. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

15.3    Section 1031 Exchange. Buyer and Seller each acknowledge that the other Party may desire to consummate an exchange which will qualify for nonrecognition of gain under Section 1031 of the Internal Revenue Code. Buyer and Seller shall each cooperate with the other Party in effecting the exchanging Party's Section 1031 exchange pursuant to which Seller will sell the Property, or, Buyer will buy the Property (as the case may be); provided, however: (i) the exchange shall be at no expense to the non-exchanging Party; (ii) the exchange shall not delay Closing; and (iii) the non-exchanging Party shall not be required to acquire title to any proposed exchange properties or undertake any additional liability to accommodate the exchanging Party's exchange. It is understood by the Parties hereto that any such exchange shall not cause any delay in any closing as originally scheduled hereunder and that the inability of the exchanging Party to consummate this transaction as an exchange shall not entitle it to refuse to perform. Although the same shall not relieve the exchanging Party from any liability under this Agreement, the non-exchanging Party shall permit an assignment by the exchanging Party, or a novation between the exchanging Party and an intermediary. In either of which events, Buyer shall consummate the transaction as a purchase from such intermediary or Seller shall consummate the transaction as a sale to such intermediary (as the case may be).

15.4    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

15.5    Time of Essence. Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement.

15.6    Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, none of the terms of this Agreement shall survive the Closing and the delivery of the Deed and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

15.7    Notices. Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by personal service, by an express delivery (such as Federal Express) or courier service that provides receipted delivery service, delivery charges prepaid, by electronic communication, whether by e-mail, telex, telegram or telecopy (and, if the communication, notice or demand seeks to a declare a default under or terminate this Agreement, confirmed in writing sent by registered or certified mail, postage prepaid, return receipt requested), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

Buyer:
Maguire Properties, L.P.
333 S. Grand Avenue, Suite 400
Los Angeles, California 90071
Attention: Richard I. Gilchrist & Mark Lammas
Telephone: (213) 626-3300
Telecopy: (213) 533-5198
E-mail:  rick.gilchrist@maguireproperties.com and
             mark.lammas@maguireproperties.com

with a copy to:	Munger, Tolles & Olson LLP 355 S. Grand Avenue, Suite 3500 Los Angeles, California 90071 Attention: Jeffrey A. Heintz, Esq. Telephone: (213) 683-9185 Telecopy: (213) 683-5185 E-mail: heintzja@mto.com
Seller:
WMICC Delaware Holdings, LLC
c/o Washington Mutual Bank, FA
1111 Third Avenue, Suite 2900
Seattle, Washington 98101
Attention: Debra Coates
Telephone: (206) 377-6202
Telecopy: (206) 554-5000
E-mail: debra.coates@wamu.net

with a copy to:
Washington Mutual Bank, FA
Legal Department, N110701
9200 Oakdale Avenue
Chatsworth, California 91311
Attention:  Geoffrey G. Olsen, Esq.
Telephone:  (818) 775-4279
Telecopy:  (818) 349-2734
E-mail:  geoffrey.olsen@wamu.net

with a copy to:
Firestone, Landsman, Fleming, Dixon & Matson
1191 Second Avenue, Suite 2150
Seattle, Washington 98101
Attention: Thomas E. Dixon
Telephone: (206) 624-7906
Telecopy: (206) 624-7903
E-mail:  tdixon@flfdm.com

Escrow Holder:	Commonwealth Land Title 888 West 6th Street, 4th Floor Los Angeles, CA 90017 Attention: Liz Aguilar Telephone: (213) 627-7070 Telecopy: (213) 627-8722 E-mail: LizAguilar@Landam.com

Any party may change its address for notice by written notice given to the other in the manner provided in this Paragraph 15.7. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served, if by personal service, on the date of confirmed delivery, if by express delivery or courier service or by electronic communication, or five (5) days after being placed in the U.S. mail, if mailed; provided, however, that any communication, notice or demand received by courier delivery or electronic communication that is received after 5:00 p.m. (local time for the addressee) shall be deemed to have been received on the next business day.

15.8    Further Assurances. The parties agree to execute such instructions to the Escrow Holder and the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement; provided, however, that Seller shall not be required to incur any cost and/or liability or execute any affidavits, certificates or instruments in favor of the Title Company other than an owner’s affidavit disclosing the tenants in possession of the Real Property.

15.9    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.

15.10    Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. Paragraph headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement. References to "Paragraphs" are to paragraphs of this Agreement, unless otherwise specifically provided.

15.11    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Land is located without giving effect to the conflicts of law principles of said state.

15.12    Attorneys’ Fees. For purposes of this Agreement, the term "attorneys’ fees" or "attorneys’ fees and costs" shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostatting, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney. If any action be commenced (including an appeal thereof) to enforce any of the provisions of this Agreement or to enforce a judgment, whether or not such action is prosecuted to judgment ("Action"), (i) the unsuccessful party therein shall pay all costs incurred by the prevailing party therein, including reasonable attorneys’ fees and costs, court costs and reimbursements for any other expenses incurred in connection therewith, and (ii) as a separate right, severable from any other rights set forth in this Agreement, the prevailing party therein shall be entitled to recover its reasonable attorneys’ fees and costs incurred in enforcing any judgment against the unsuccessful party therein, which right to recover post-judgment attorneys’ fees and costs shall be included in any such judgment. The right to recover post-judgment attorneys’ fees and costs shall (a) not be deemed waived if not included in any judgment, (b) survive the final judgment in any Action, and (c) not be deemed merged into such judgment. The rights and obligations of the parties under this Paragraph 15.12 shall survive the termination of this Agreement.

15.13    Successors and Assigns. Subject to Paragraph 15.1, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors, and assigns.

15.14    No Third-Party Beneficiaries. No third party shall have any rights hereunder.

15.15    No Recordation. Neither this Agreement nor any memorandum or notice hereof shall be recorded.

15.16    Business Days. If any of the dates specified in this Agreement shall fall on a Saturday, a Sunday or a holiday, then the date of such action shall be deemed to be extended to the next business day.

15.17    Exhibits. Exhibits A through H, inclusive, attached hereto are incorporated herein by reference.

15.18    Submission of Drafts Not an Offer. The submission of a draft of this Agreement by one party to the other is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property only if and when both Seller and Buyer have executed and delivered to each other a counterpart of this Agreement, including all Exhibits hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

BUYER:	MAGUIRE PROPERTIES, L.P., a Maryland limited partnership
By: Maguire Properties, Inc., a Maryland corporation
	By:	/s/ Richard I. Gilchrist
Name: Richard I. Gilchrist
Its: Co-CEO & President
SELLER	WMICC DELAWARE HOLDINGS, LLC, a Delaware limited liability company

By: PACIFIC CENTRE ASSOCIATES LLC, Manager

By: ACD3, Manager of Pacific Centre Associates LLC
/s/ Dottie J. Jensen
Dottie J. Jensen, President

By: Irvine Corporate Center, Inc., Manager of Pacific Centre Associates LLC
/s/ Kent A. Wiegel
Kent A. Wiegel, President

EXHIBIT A

DESCRIPTION OF THE LAND

Building	Property Address*
A	17875 Von Karman Avenue
B	17877 Von Karman Avenue
C	17872 Gillette Avenue
D	17838 Gillette Avenue
E (Parking Garage	NE Corner of Main St. and Gillette Avenue
Building F Site Area and associated common areas

* Please see the Title Commitment provided as Exhibit D hereto for the complete legal description for each property.

A-1

EXHIBIT B

FORM OF SELLER LEASES

B-1

EXHIBIT C

DUE DILIGENCE ITEMS

Information relating to the Real Property. The following information relating to the Real Property shall be delivered in the initial due diligence package:

A.	Tax bills for all of the parcels;

B.	A copy of the Preliminary Commitment for Title Insurance issued by Commonwealth Land Title Insurance Company, Order No. 05025985, dated April 12, 2004, and copies of all exceptions to title referenced therein;

C.	Level I Environmental Assessment of the Property prepared by Kleinfelder, Inc.;

D.	ALTA Survey of the Property prepared by BV Engineering, Job No. 4.182, dated September 24, 2004 ("Survey");

E.	Floor plans;

F.	Building plans (to be available on-site);

G.	HVAC survey/condition reports; (The information to be provided will consist of the historical and expected major building system summary.)

H.	Electrical usage summaries; and

I.	Partial personal property inventory.

C-1

EXHIBIT D

TITLE COMMITMENT

Attached.

D-1

EXHIBIT E

LITIGATION AND VIOLATION OF LAW SCHEDULE

Litigation: None.

Notices of violation of laws: None.

E-1

EXHIBIT F-1

FORM OF DEED

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

Munger, Tolles & Olson LLP
355 S. Grand Avenue, Suite 3500
Los Angeles, California 90071
Attention:     Jeffrey A. Heintz, Esq.

MAIL TAX STATEMENT TO:

_________________________________
_________________________________
_________________________________
Attention: _______________________

(Space Above Line for Recorder’s Use Only)

GRANT DEED

In accordance with Section 11932 of the California Revenue and Taxation Code, Grantor has declared the amount of the transfer tax that is due by a separate statement which is not being recorded with this Grant Deed.

FOR VALUE RECEIVED, WMICC DELAWARE HOLDINGS, LLC, a Delaware limited liability company ("Grantor"), grants to ___________________, a _______________ ("Grantee"), all that certain real property situated in the City of Irvine, County of Orange, State of California, described on Exhibit A attached hereto and by this reference incorporated herein (the "Property").

TO HAVE AND TO HOLD the Property with all the rights, privileges and appurtenances thereto belonging, or in any way appertaining, unto the said Grantee and Grantee’s successors and assigns.

SUBJECT TO the following:

(a)    All liens, encumbrances, easements, covenants, conditions, restrictions and other matters of record or apparent; and

(b)    A lien not yet delinquent for taxes for real property and personal property, and any general or special assessments against the Property.

F-1

Dated: ______________, 2004    WMICC DELAWARE HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Its:

F-2

STATE OF ___________________    )
) ss.
COUNTY OF _________________    )

On ___________________, 2004, before me, the undersigned, a Notary Public in and for said County and State, personally appeared _________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the within instrument.

WITNESS my hand and official seal.

_______________________________
Notary Public

Exhibit A to Exhibit G

Legal Description

A-F-1

DECLARATION OF DOCUMENTARY TRANSFER TAX

DO NOT RECORD

County Recorder

Orange County, California

It is hereby requested that this Declaration of Documentary Transfer Tax not be recorded with the attached Grant Deed, but be affixed to the Grant Deed after it is recorded and before it is returned.

The Grant Deed names WMICC Delaware Holdings, LLC, as Grantor, and ____________________, as Grantee. The property being transferred is located in the City of Irvine, County of Orange, State of California. The Assessor’s Parcel No. is _________________.

The undersigned Grantor hereby declares that the amount of Documentary Transfer Tax due on the attached Grant Deed is $_____________, computed on the full value of the interest or property conveyed.

I declare under penalty of perjury that the foregoing is true and correct.

WMICC DELAWARE HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Its:

A-F-2

EXHIBIT F-2

BILL OF SALE

This Bill of Sale is being delivered in connection with that certain Purchase and Sale Agreement and Joint Escrow Instructions dated October __, 2004 (the "Purchase Agreement") by and between WMICC DELAWARE HOLDINGS, LLC, a Delaware limited liability company ("Seller") and MAGUIRE PROPERTIES, L.P., a Maryland limited partnership ("Buyer") concerning the land and improvements located at 17875 and 17877 Von Karman Avenue and 17872 and 17838 Gillette Avenue, Irvine, California and associated adjacent land and improvements, all referred to in the Purchase Agreement as the "Land" and the "Improvements." For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby sell, grant, assign, convey, transfer, set over, and quit-claim unto Buyer, all of Seller’s right, title and interest in and to all fixtures, apparatus and appliances affixed to and used in connection with the operation or occupancy of the Real Property or any of the Improvements (such as heating, air conditioning, fire alarm or suppression systems or other mechanical systems or telephone or computer wiring systems which are used to provide any utility services, refrigeration, ventilation, waste disposal or other services) now or hereafter located on the Land or in or on Improvements (excluding any computer software, except that computer software used to operate the other Personal Property shall, to the extent assignable, be included in Personal Property), and all fabricated steel, concrete skin casting embeds and other building materials and other tangible personal property relating to the future construction on the Land of so-called "Building F," an approximately 145,270 rentable square foot five-story office building (the "Personal Property"). The Personal Property shall also include heating, air conditioning, ventilation, fire alarm or suppression, mechanical, waste disposal or other utility systems or equipment serving the Improvements or the Land regardless or whether affixed or not affixed to the Improvements or the Land.

TO HAVE AND TO HOLD the Personal Property unto Buyer, its successors and assigns forever.

This Bill of Sale is made without warranty or representation, express or implied, as to the condition of the Personal Property or the merchantability or fitness for a particular purpose of the Personal Property, except as may be set forth in the Purchase Agreement.

This Bill of Sale has been duly executed by Seller as of the ____ day of _____, 2004.

WMICC DELAWARE HOLDINGS, LLC, a Delaware limited liability company

By:

Name:

Its:

G-1

EXHIBIT G

FORM OF ASSIGNMENT OF INTANGIBLES

ASSIGNMENT OF INTANGIBLES

THIS ASSIGNMENT OF INTANGIBLES (the "Assignment") is made as of _______________, 2004 by and between WMICC DELAWARE HOLDINGS, LLC, a Delaware limited liability company ("Seller"), and ____________, a __________________ ("Buyer").

WHEREAS, Seller and Buyer have entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of ___________________, 2004 ("Sale Agreement"); and

WHEREAS, the Sale Agreement provides, among other things, that Seller transfer to Buyer certain personal property and shall assign to Buyer certain intangible assets related to the Property, and that Seller and Buyer shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.    Assignment of Intangibles. Seller hereby assigns, sets over and transfers to Buyer any and all intangible property owned by Seller and used by Seller in connection with all or any portion of the Real Property and/or Personal Property (hereinafter "Intangibles"), including, without limitation, all of Seller’s right, title and interest in, to and under the following: (a) all transferable business licenses, architectural, site landscaping or other permits applications, approval, authorizations, and other entitlements (governmental or otherwise) affecting all or any part of the Real Property, including without limitation, all licenses, permits, approvals, authorizations and other entitlement relating to the development and construction of Building F; (b) all transferable guarantees and warranties relating to all or any portion of the Real Property and/or the Personal Property, including, without limitation, all transferable guarantees and warranties relating to the Personal Property associated with the construction of Building F; (c) all books, records and files pertaining to the Property (excluding any appraisals, strategic plans for the Land, internal analyses, information regarding the marketing of the Real Property for sale, attorney work product, or attorney-client privileged documents); and (d) all plans and specifications and other architectural and engineering drawings for the existing Real Property and proposed Building F.

2.    Attorneys’ Fees. If either party hereto brings any action or suit against the other party hereto by reason of any breach of any covenant, condition, agreement or provision of this Assignment on the part of the other party, the prevailing party shall be entitled to recover from the other party all costs and expenses of the action or suit, including reasonable attorneys’ fees, charges and costs, in addition to any other relief to which it may be entitled.

3.    GOVERNING LAW. THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE CONFLICT-OF-LAW RULES AND

G-2

PRINCIPLES OF SAID STATE.

4.    Successors, etc., Bound by Assignment. This Assignment shall apply to and bind the heirs, executors, administrators, successors and assigns of the parties hereto.

5.    Captions. The marginal headings or titles to the sections and paragraphs of this Assignment and the title of this instrument are not part of the Assignment but are inserted for convenience only and shall have no effect upon the construction or interpretation of any part of this Assignment.

6.    Amendments. No provision of this Assignment may be amended, changed or waived except by a written instrument signed by Buyer and by Seller (or, in the case of a waiver, by the party against whom enforcement of the waiver is sought).

7.    Further Acts. Each party, upon the request of the other, agrees to perform such further acts and to execute and deliver such other documents as are reasonably necessary to carry out the provisions of this Assignment.

8.    Defined Terms. Defined terms used in this Assignment shall have the meanings given them in the Sale Agreement.

SELLER:    WMICC DELAWARE HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Its:

BUYER:    MAGUIRE PROPERTIES, L.P., a Maryland limited partnership

By:     Maguire Properties, Inc., a Maryland corporation

By: _______________________________
Name:_________________________
Its:____________________________

G-3

EXHIBIT H

CERTIFICATE OF NON-FOREIGN STATUS

WMICC DELAWARE HOLDINGS, LLC, a Delaware limited liability company ("Seller"), is the transferor of that certain real property located in and more particularly described on Exhibit A attached hereto (the "Property").

Section 1445 of the Internal Revenue Code of 1986 (the "Code") provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax will not be required in connection with the disposition of the Property pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of _________, 2004 by and between Seller, WMICC DELAWARE HOLDINGS, LLC, a Delaware limited liability company, and ____________________, the undersigned certifies the following on behalf of Seller:

1.    Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code and the regulations promulgated thereunder;

2.    Seller’s U.S. employer identification number is ___________________; and

3.    Seller’s address is ______________________________________________.

4.    It is understood that this certificate may be disclosed to the Internal Revenue Service and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined the foregoing certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

Date: __________________, 2004         Signature: _________________________

H-1